NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 11, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 29, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Business Combination agreement between Live Oak Acquisition Corp. and Meredian Holdings Group, Inc., doing business as Danimer Scientific became effective on December 29, 2020. Units of Live Oak Acquisition Corp. will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on December 30, 2020.